Exhibit 99.1

HyreCar Reports Record Preliminary Unaudited Revenues of $10.0 Million and Gross Profit of $4.9 Million for the Full Year 2018

FY 2018 Revenues to Increase at Least 209% to Record $10.0 Million; FY 2018 Gross Profit To Increase At Least 1,500% to $4.9 Million

February 07, 2019 08:05 AM Eastern Standard Time

LOS ANGELES--(BUSINESS WIRE)--HyreCar Inc. (Nasdaq: HYRE), the carsharing marketplace for ridesharing, has reported preliminary unaudited financial results for the fourth quarter and full year ending December 31, 2018.

Q4 2018 and Full Year 2018 Preliminary Financial Results

Revenues for the fourth quarter ended December 31, 2018 are expected to be approximately $3.3 million, an increase of approximately 162% when compared to revenues of $1.3 million for the fourth quarter ended December 31, 2017.

Revenues for the fiscal year ended December 31, 2018 are expected to be approximately $10.0 million, an increase of approximately 209% when compared to revenues of $3.2 million for the fiscal year ended December 31, 2017. The growth in revenue is a result of continued expansion of the Company’s scalable network business model, which now spans across all 50 states in America.

The company expects gross profit for the fourth quarter ended December 31, 2018 to be approximately $1.9 million, an increase of approximately 2,100% when compared to gross profit of approximately $86,000 in the fourth quarter ended December 31, 2017. Gross profit margin for the fourth quarter of 2018 is anticipated to be approximately 58%, compared to 7% in the fourth quarter of 2017.

The company expects gross profit for the fiscal year ended December 31, 2018 to be approximately $4.9 million, an increase of approximately 1,500% when compared to gross profit of $0.3 million in the fiscal year ended December 31, 2017. Gross profit margin for fiscal 2018 is anticipated to be approximately 49%, compared to 10% in fiscal 2017. This increase was primarily due to greater operating efficiencies as the Company expands its platform.

HyreCar’s 2018 anticipated financial results are preliminary and based on the most current information available and are subject to the completion of the financial statements. The Company anticipates releasing its annual financial reporting at the end of March 2019.

Management Commentary

“HyreCar had almost 400,000 rental days on its platform in 2018 as the expansion of dealer inventory drove record preliminary revenues of $3.3 million in the fourth quarter and $10.0 million for the full year 2018,” said Scott Brogi, Chief Financial Officer of HyreCar. “We are also realizing increased operating efficiencies as we scale, as shown by Gross Profit growing to $1.9 million, and as a result our cash burn was dramatically lower in the fourth quarter leaving us with $6.8 million in cash and short-term investments as of the fiscal year end. Now, with almost a year’s worth of growth capital currently in the bank, we are well positioned to reach our stated goal of positive operating cash flow by mid-2019.”

About HyreCar

HyreCar Inc. operates in the carsharing marketplace for ridesharing through its proprietary technology platform. The Company is establishing a leading presence in Mobility as a Service (MaaS) through vehicle owners and institutions, such as dealers and OEM’s, who have been disrupted by automotive asset sharing. HyreCar currently operates in all 50 states and Washington, D.C. providing a unique revenue opportunity for both owners and drivers. By providing a safe, secure, and reliable marketplace, HyreCar is transforming the industry – one driver, one vehicle, one road at time. For more information, please visit www.hyrecar.com.

Forward Looking Statements

Statements in this release concerning HyreCar’s future expectations and plans, including without limitation, HyreCar’s expectations regarding its future results, performance, prospects and opportunities, may constitute forward looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “believe,” “intend,” “may,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in HyreCar’s prospectus, dated June 26, 2018, that was filed with the U.S. Securities and Exchange Commission under File No. 333-225157, as well as discussions of potential risks, uncertainties, and other important factors in HyreCar’s subsequent filings with the U.S. Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media Relations:

Ronjini Joshua
The Silver Telegram
HyreCar@thesilvertelegram.com

Investor Relations:

Ted Haberfield
President, MZ Group - MZ North America
HYRE@mzgroup.us

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